AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2009
REGISTRATION NO. 333-_____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BRT REALTY TRUST
(Exact name of registrant as specified in its charter)

MASSACHUSETTS	13-2755856
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Cutter Mill Road Great Neck, New York 11021 (516) 466-3100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark H. Lundy, Esq. Senior Vice President BRT Realty Trust 60 Cutter Mill Road Great Neck, New York 11021 (516) 466-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Jeffrey A. Baumel, Esq. Sonnenschein Nath & Rosenthal LLP 1221 Avenue of the Americas New York, New York 10020 (212) 768-6700

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon the filing with the Commissions pursuant to Rule 462(e) under the Securities Act check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether registrant is large accelerated, an accelerated filer, a non-accelerated filer, or a smaller reporting company under Rule 12b-2 of the Exchange Act.  Check one:

Large Accelerated filer	☐	Accelerated Filer	☒

Non-Accelerated filer	☐	Smaller reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum aggregate offering price per unit	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)
Common Shares of Beneficial Interest, par value $3.00	(1)	(2)	$50,000,000	$2,790

(1)
There are being registered under this registration statement such indeterminate number of common shares of beneficial interest of the registrant as shall have an aggregate offering price not to exceed $50,000,000. At no time will the aggregate maximum offering price of all securities issued under this registration statement in any given 12-month period exceed the amount allowed for in General Instruction I.B.6. to Form S-3.

(2)	The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our  registration statement effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 14, 2009

PROSPECTUS

BRT REALTY TRUST

Common Shares of Beneficial Interest

$50,000,000

We may sell, from time to time, our common shares of beneficial interest, par value $3.00 per share, in one or more offerings up to a total dollar amount of $50,000,000.

Our common shares are listed for trading on the New York Stock Exchange under the trading symbol “BRT.”

We will offer our securities in amounts, at prices and on the terms to be determined at the time we offer the securities.  We will provide specific terms of these securities in prospectus supplements to this prospectus.  We are organized and conduct our operations so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes.  The specific terms of the securities may include limitations on actual, beneficial or constructive ownership and restrictions on the transfer of the securities that may be appropriate to preserve our status as a REIT.

The securities may be offered on a delayed or continuous basis directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or through any other method provided in the applicable prospectus supplement.  If any underwriters are involved in the sale of the securities, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.  For additional information on the methods of sale of the securities, you should refer to the section entitled “Plan of Distribution” in this prospectus.  You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in our securities involves risks.  Before buying our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission.  See “Risk Factors” on page 4.

The aggregate market value of our outstanding common shares held by non-affiliates is $32,153,531, based on 11,578,029 outstanding common shares, of which 7,145,229 are held by non-affiliates, and a per share price of $4.50 based on the closing sale price of our common shares on the New York Stock Exchange on June 30, 2009. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2009

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2

WHERE YOU CAN FIND MORE INFORMATION	3

WHO WE ARE	4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4

RISK FACTORS	5

USE OF PROCEEDS	5

DESCRIPTION OF SECURITIES TO BE REGISTERED	5

PROVISIONS OF OUR DECLARATION OF TRUST	6

FEDERAL INCOME TAX CONSIDERATIONS	8

IMPORTANCE OF OBTAINING PROFESSIONAL TAX ADVICE	23

PLAN OF DISTRIBUTION	24

LEGAL MATTERS	25

EXPERTS	25

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process, which allows us to sell shares of beneficial interest from time to time in one or more offerings up to an aggregate public offering price of $50,000,000.

This prospectus only provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of the securities offered, including the amount, the price and the terms determined at the time of the offering.  The prospectus supplement may also add to, update or change information contained in this prospectus.  Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or amendment.  We have not authorized any other person to provide you information different from that contained in this prospectus or incorporated by reference in this prospectus or any prospectus supplement or amendment.  You should assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate only as of the date on the cover page.  Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, references to “BRT”, “Company,” “we,” “us,” “our,” and “registrant” refer to BRT Realty Trust and all our subsidiaries.  The phrase “this prospectus” refers to this prospectus and the applicable prospectus supplement, unless the context otherwise requires.  References to “securities” and “common shares” refer to the common shares of beneficial interest offered by this prospectus, unless we specify or the context indicates or requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  Our electronic filings with the SEC are available to the public on the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC  20549.  Please call the SEC at 800-SEC-0330 for more information about their public reference room and their copy charges.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose information to you by referring you to those documents.  Any information that we refer to in this manner is considered part of this prospectus.  Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

We are incorporating by reference the following documents that we have previously filed with the SEC (Commission File No. 001-07172), except for any document or portion thereof “furnished” to the SEC:

•
Our Annual Report on Form 10-K for the year ended September 30, 2008, filed on December 11, 2008, including information incorporated by reference therein to our Definitive Proxy Statement filed on January 28, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009, filed on February 6, 2009 and May 8, 2009, respectively;

•	Our Current Reports on Form 8-K, filed on October 2, 2008, December 8, 2008, December 18, 2008, December 24, 2008, June 1, 2009, June 9, 2009 and June 22, 2009; and

•
The description of our shares contained in our Registration Statement on Form 8-A, filed on December 10, 1987, as updated by the description of our capital stock included in our Current Report on Form 8-K, filed on September 10, 2004, including any amendment or report filed for the purpose of updating such description.

All documents and reports filed by us with the SEC (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated by reference in this prospectus and shall be deemed to be a part of this prospectus from the date of filing of such documents and reports.  Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document or report incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.  Any such statement so modified or superseded shall only be deemed to constitute a part of this prospectus as it is so modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus.

Requests for such documents should be addressed in writing or by telephone to: Mark H. Lundy, BRT Realty Trust, 60 Cutter Mill Road, Great Neck,  N.Y.  11021 or 516-466-3100.

WHO WE ARE

Our Business

We are a real estate investment trust, also known as a REIT.  Our primary business is and has been for over twenty years, to originate and hold for investment short-term senior and junior commercial mortgage loans secured by real property in the United States.  Our objective is to provide our shareholders with returns over time, including quarterly cash distributions and capital appreciation, by originating mortgage loans secured by a diversified portfolio of real property. Due to the current credit crisis however, our business focus has temporarily shifted emphasis from originating loans to servicing our loan portfolio, workout activities, pursuing foreclosure actions, acquiring the underlying property in a foreclosure proceeding and supervising real estate assets.

The continuing crisis in the credit and real estate markets has had a substantial effect on our lending business by significantly limiting investments in real estate and substantially reducing demand for short-term commercial mortgage loans.  In addition, in the current credit environment we have concerns about the ability of potential borrowers to be able to (i) refinance and repay loans we originate, (ii) sell the underlying collateral for an amount in excess of a loan we originate or (iii) otherwise raise funds to repay loans.

During the last fiscal year and the first half of this fiscal year, many of our borrowers defaulted on their monetary obligations to us, which has required us to focus significant resources on servicing our loan portfolio, work-out activities, pursuing foreclosure actions and acquiring the underlying real property by foreclosure or deed in lieu of foreclosure, operating and stabilizing real property acquired by us (including interfacing with receivers and local property managers), and engaging in activities related to the sale process with respect to properties we are attempting to sell.

Until the credit markets stabilize and credit is made available to real estate owners and developers, we could experience (i) more borrower defaults, (ii) additional foreclosure actions (with an increase in direct and indirect expenses in pursuing such actions), (iii) the acquisition of additional properties in foreclosure or by deed in lieu of foreclosure, (iv) a continuing decline in real estate values, and (v) limited origination activity, all of which will result in a decline in our revenues and net income (or an increase in our net loss).

We were organized as a business trust in 1972 under the laws of the Commonwealth of Massachusetts.  Our principal executive offices are located at 60 Cutter Mill Road, Great Neck, N.Y., 11021 and our telephone number is 516-466-3100.  Our website is www.brtrealty.com.  The information contained on our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the industries in which we operate, our beliefs and our management’s assumptions.  In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” contained in Part I, Item 1A in our most recent Annual Report on Form 10-K and any risk factors disclosed under the heading “Risk Factors” in Part II, Item 1A in any Quarterly Report on Form 10-Q that we file after our most recent Annual Report on Form 10-K, which are incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Exchange Act.

The risks and uncertainties we describe are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the securities and the loss of all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus will be used for general corporate purposes.  General corporate purposes may include repayment of debt, originating loans, capital expenditures, payment of dividends and any other purposes that we may specify in the applicable prospectus supplement.  If a material part of the net proceeds is used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement, as required.

We will have significant discretion in the use of any net proceeds.  Investors will be relying on the judgment of our management regarding the application of the proceeds from any sale of the securities.  We may invest the net proceeds temporarily until we use them for their stated purpose.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following paragraphs constitute a summary of our common shares of beneficial ownership as of the date of this prospectus and do not purport to be a complete description of these securities.  The following paragraphs are qualified in their entirety by our Declaration of Trust, as amended and restated, our Bylaws, as amended, and Massachusetts law.  For a complete description of our securities, we refer you to our Declaration of Trust, as amended and restated, and our Bylaws, as amended, each of which is incorporated by reference in this prospectus and any accompanying prospectus supplement.

Overview

Our authorized capital consists of an unlimited number of common shares of beneficial interest, par value $3.00 per share, which we refer to in this prospectus as our common shares, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of June 30, 2009, there were 11,578,029 common shares and no shares of preferred stock outstanding.  We may issue and sell as many common shares as our board of trustees determines in its sole discretion.

Common Shares of Beneficial Ownership

Unless otherwise provided for in the applicable prospectus supplement, our common shares have equal non-cumulative voting, distribution, liquidation, redemption and other rights and have one vote per share on all matters submitted to a vote of the shareholders. Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or preemptive rights. Holders of common shares are entitled to receive distributions, when and as authorized by  our board of trustees, out of legally available funds. All of our common shares issuable under this prospectus have been duly authorized and will be fully paid and non-assessable.

Subject to our declaration of trust, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Our declaration of trust provides that shareholders are entitled to vote only upon the following matters:

•           election or removal of trustees;

•           amendment of our declaration of trust or termination of the trust;

•           any transaction involving our merger or consolidation, or the sale, lease or exchange of all or substantially all of our property and assets;

•           termination of any contract with an advisor to which our trustees have delegated the authority to conduct our business; and

•           determination of whether a court action, proceeding or claim should be brought or maintained derivatively or as a class action on our behalf or on behalf of our shareholders.

Except as otherwise expressly provided in our Declaration of Trust, each of these matters shall require the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote.  Except with respect to these matters, no action taken by our shareholders at any meeting shall in any way bind our board of trustees.

As there is no cumulative voting in the election of trustees, holders of a majority of the outstanding common shares entitled to vote in any election of trustees may elect all of the trustees standing for election, subject to the voting rights, if any, of any class or series of our preferred shares that may be outstanding from time to time.

PROVISIONS OF OUR DECLARATION OF TRUST

Restrictions on Acquisition and Transfer

Our board of trustees may (1) refuse to issue, sell, transfer or deliver an amount of our common shares or preferred shares to any person or entity, or (2) call for the redemption of an amount of our common shares or preferred shares from any person or entity if, in either case, the acquisition of an amount of our common shares or preferred shares by such person or entity would, in the opinion of our board of trustees, result in our disqualification as a REIT. All certificates representing our common shares bear a legend referring to these restrictions and, in the event we issue any preferred shares, all certificates representing such preferred shares shall also bear a legend referring to these restrictions. If so requested by us, you must file a written response to our request for share ownership information which we will mail to you. In addition, you must disclose to us in writing any additional information we request in order to determine the extent of your direct or indirect ownership of our shares and its effect, if any on our REIT status.

Restrictions on Acquisition of Control

Our declaration of trust contains provisions that may delay, defer or prevent a takeover attempt, which may prevent shareholders from receiving a “control premium” for their shares. These provisions may defer or prevent tender offers for our common shares or purchases of large blocks of our common shares which could thereby limit the opportunities for our shareholders to receive a premium for their common shares over then-prevailing market prices. These provisions include the following:

•           Authorization of “blank check” preferred shares. Under the terms of our declaration of trust, we are authorized to issue up to 10 million “blank check” preferred shares and to determine the price, privileges and terms of those shares. Specific rights we may grant to future holders of preferred shares could be used to restrict an ability to merge with, or sell our assets to, a third party.

•           Classified board structure. Our board of trustees is divided into three classes. Trustees in each class are elected to serve for a term of three years, with the terms of each class beginning in different years.

•           Restrictions on Transfer. Our board of trustees has the power to prevent the sale, transfer or delivery of our shares to any person or entity if the board of trustees determines, in good faith and in its sole discretion, that any such sale, transfer or delivery of our shares would result in a concentration of ownership, whether direct or indirect, of our shares not permitted by the provisions of the Internal Revenue Code applicable to REITs.

Amendment to Declaration of Trust or Termination of Trust

Our declaration of trust may be amended or terminated (1) by written consent of a majority of the trustees and the holders of a majority of our outstanding shares entitled to vote or (2) at a meeting called for such purpose, by vote of a majority of our outstanding shares entitled to vote. Two-thirds of the trustees may, on the advice of counsel, amend our declaration of trust without the consent of our shareholders to the extent necessary to comply with the provisions of the Internal Revenue Code of 1986, as amended, applicable to REITs, the regulations thereunder, and any ruling thereunder or interpretation thereof.

Trustees

Our declaration of trust requires that we have not less than five nor more than 15 trustees as fixed from time to time by the board of trustees. We currently have nine trustees. Our board of trustees is divided into three classes, each of which is elected for a staggered term of three years. A classified board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our shares or may delay, defer or prevent other changes that our shareholders consider desirable. In addition, a classified board could prevent shareholders who disagree with the policies of our board from replacing a majority of our board for two years, except in the event of removal for cause.

A trustee may be removed by a vote of two-thirds of the other trustees only for cause. A trustee may be removed, with or without cause, at any meeting of the shareholders by the affirmative vote of a majority of the outstanding shares entitled to vote, provided a quorum is present at such meeting. Any vacancy on the board of trustees, resulting from the death, resignation, or removal of a trustee, or from another cause specified in our declaration of trust, may be filled by a majority of the remaining trustees. No bond is required to secure the performance of a trustee.

Responsibility of Trustees

Our board of trustees is responsible for our general policies and for such general supervision and management of our business as may be necessary to insure that our business conforms to the provisions of our declaration of trust. Our declaration of trust provides that the trustees have full, absolute and exclusive power, control, and authority over and management of our assets and over our business and our affairs to the same extent as if the trustees were the sole owners thereof in their own right, subject to the limitations expressly stated in the declaration of trust. The trustees have the power to enter into commitments to make any investment, purchase or acquisition or to exercise any power authorized by our declaration of trust, including the power to retain, employ or contract with an advisor and to delegate any of the trustees’ powers and duties to an advisor.

Indemnification of Trustees, Officers, Employees and Agents

Our declaration of trust provides that we will indemnify and hold harmless our trustees, officers, employees and agents, or an Indemnified Party, against expense or liability, including attorneys’ fees reasonably incurred, in connection with the defense or disposition of any action, suit or proceeding in which they may be involved or which they may be threatened because of being or having been our trustees, officers, employees or agents to the fullest extent permitted by applicable law; provided, however, that (1) no such indemnification shall be made with respect to any matter in which the Indemnified Party is adjudicated to have not acted in good faith in the reasonable belief that his actions were in our best interests, or with respect to any matter in which the Indemnified Party is adjudicated to have acted with bad faith, willful misconduct, reckless disregard of his duties or gross negligence, (2) no indemnification shall be provided in a case where any matter is disposed of by a compromise payment by an Indemnified Party unless such compromise payment is approved by a majority of the disinterested trustees or unless we have received a written opinion from independent legal counsel indicating that such Indemnified Party appears to have acted in good faith in the reasonable belief that his action was in our best interests.

Pursuant to our declaration of trust, an Indemnified Party may only satisfy any right of indemnity out of our assets, and no shareholder shall be personally liable with respect to any claim for indemnity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our trustees, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our trustees, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Possible Shareholder Liability; Indemnification of Shareholders

It is possible that certain states may not recognize the limited liability of our shareholders, although our declaration of trust provides that our shareholders will not be subject to any personal liability for our acts or obligations. Our declaration of trust provides that we will indemnify our shareholders against expense or liability, including attorney’s fees reasonably incurred, as a result of being or having been shareholders; provided however, that we will not indemnify shareholders for taxes assessed against them because of ownership of our shares and we will not reimburse shareholders for losses suffered because of changes in the market value of our shares.

FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the U.S. federal income tax issues that you, as a prospective investor, may consider relevant. The applicable prospectus supplement delivered with this prospectus may, to the extent necessary, provide additional information about certain other federal income tax considerations that may be considered relevant with respect to the particular securities then being offered.  Because this section is a summary, it does not address all of the tax issues that may be important to you. In particular, this section does not address any tax issues applicable to any holder of our warrants. In addition, this section does not address the tax issues that may be important to certain types of prospective investors that are subject to special treatment under U.S. federal income tax laws, including, without limitation, insurance companies, tax-exempt organizations (except to the extent discussed in “Taxation of Tax-Exempt Shareholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “Taxation of Non-U.S. Shareholders” below).

The statements in this section are based on current U.S. federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may have retroactive effect, will not cause one or more statements in this section to be inaccurate.

We have not requested and do not intend to request a ruling from the Internal Revenue Service (“IRS”) as to our current status as a REIT.  However, Sonnenschein Nath & Rosenthal LLP (“Sonnenschein”) is rendering an opinion, which will be filed as an exhibit to the registration statement of which this prospectus is a part. Sonnenschein will opine  that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the taxable year ended December 31, 1982, through and including the taxable year ended December 31, 2008, and that our organization and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code.  It must be emphasized that this opinion is based on various assumptions and on our representations concerning our organization and operations, including representations regarding the nature of our assets and the conduct and method of operation of our business, and it cannot be relied upon if any of those assumptions and representations later prove incorrect.  Moreover, continued qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, as well as the other various qualification tests imposed under the Code, the results of which will not be reviewed by Sonnenschein.  Accordingly, no assurance can be given that the actual results of our operations will satisfy such requirements. The opinion of Sonnenschein is based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in its opinion.  Moreover, unlike a tax ruling (which we will not seek), an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not or could not successfully challenge our status as a REIT.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF INVESTING IN OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company as a REIT

We have elected to be taxed as a REIT under the U.S. federal income tax laws. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to operate in a manner that will preserve that qualification. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT.

This section discusses the material aspects of the laws governing the U.S. federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex. This section is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under the Code, and the administrative and judicial interpretations of the Code.

Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests set forth in the U.S. federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or in the law, no assurance can be given that we so qualify or will continue to so qualify.  We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “Failure to Qualify,” below.

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., taxation at both the corporate and shareholder levels) that generally results from owning stock in a corporation. However, even if we qualify as a REIT, we will be subject to U.S. federal tax in the following circumstances:

•
We will pay U.S. federal income tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference under certain circumstances.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•
We will pay a 100% tax on net income from “prohibited transactions” (i.e., sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business).

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

•
If we fail to satisfy the REIT asset tests, as described below, by more than a de minimis  amount, due to reasonable cause and not willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•
If  we fail to satisfy any provisions of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income and assets tests summarized in the preceding two bullet points) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods, then

we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•
If we acquire any asset from a “C” corporation (or any other corporation that generally is subject to full corporate-level tax) in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset (a “conversion transaction”), we will pay tax at the highest regular corporate rate applicable if we recognize any net built-in gain on the sale or disposition of such asset during the 10-year period after we acquire such asset.

•
We will generally be subject to tax on the portion of any “excess inclusion income” derived from an investment in residual interests in real estate mortgage investment conduits (or REMICs) to the extent our shares are held by specified tax exempt organizations not subject to tax on unrelated business taxable income.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders.

Requirements for Qualification as a REIT

A REIT is an entity that meets each of the following requirements:

1.           It is managed by trustees or directors.

2.           Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.           It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.           It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.           At least 100 persons are beneficial owners of its shares or ownership certificates.

6.           Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year.

7.           It elects to be a REIT, or has made such election for a previous taxable year, it uses a calendar year for federal income tax purposes, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.           It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the applicable requirements for ascertaining the ownership of our outstanding shares in a taxable year and we do not know, or would not have known through the exercise of reasonable diligence, that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We have issued sufficient shares to facilitate satisfaction of requirements 5 and 6. In addition, our declaration of trust restricts the acquisition and transfer of the shares in order to ensure that there is sufficient diversity of ownership. The provisions of our declaration of trust restricting the acquisition and transfer of common shares are described in “Provisions of our Declaration of Trust - Restrictions on Acquisition and on Transfer.”

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities and items of income, deduction and credit of the parent REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and for which no election has been made to treat such corporation as a “taxable REIT subsidiary.” We own certain of our properties through corporate subsidiaries. All but one of our corporate subsidiaries qualify as “qualified REIT subsidiaries” under U.S. federal income tax law.  Accordingly, for U.S. federal income tax purposes, these subsidiaries are ignored as separate entities and all of their assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit.

An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in an entity treated as a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a “subsidiary partnership”), will be treated as our assets and gross income for purposes of applying the various REIT qualification tests. We hold ownership interests as a partner or member in five business entities taxed as partnerships for federal income tax purposes. Accordingly, our proportionate share of the assets, liabilities and items of income of such entities will be treated as our assets and gross income for purposes of applying the various REIT qualification tests discussed in this section.

Tax legislation enacted in 1999 allows a REIT to own up to 100% of the stock of a “taxable REIT subsidiary” (“TRS”), in taxable years beginning on or after January 1, 2001. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the Code contains rules that limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT (or the REIT’s tenants) that are not conducted on an arm’s-length basis. We currently have one TRS and cannot exclude the possibility that we will form additional TRSs in future taxable years.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income (excluding gross income from prohibited transactions, as described below) for each taxable year must consist of specific types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of this 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale or other disposition of real property, including interests in real property and interests in mortgages on real property, that is not inventory or dealer property;

•	income and gain derived from foreclosure property (as described below); and

•
non-contingent amounts received or accrued as consideration for entering into agreements to make loans secured by mortgages on real property, or on interests in real property, or to purchase or lease real property.

Second, in general, at least 95% of our gross income (excluding gross income from prohibited transactions, as described below) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of the foregoing.

A REIT will incur a 100% tax on the net income derived from any “prohibited transactions” (i.e., any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business). We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply, or that we have complied, with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

While income from foreclosure property qualifies for purposes of satisfying the 75% and 95% gross income tests, we will be subject to tax at the maximum corporate rate on any income from such foreclosure property, other than any portion of such income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as a result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•
we attach a schedule of the sources of our income to our tax return (for our 2004 and prior taxable years), the inclusion of any incorrect information on such schedule is not due to fraud with intent to evade tax; and

•
Not all of the rent received under a lease of real property will qualify as “rents from real property” if the rent attributable to the personal property leased in connection with such lease is more than 15% of the total rent received under the lease. If rent attributable to the personal property leased is more than 15% of the total rent received, none of the rent allocable to the personal property will be considered “rents from real property” for purposes of the 75% and 95% gross income tests. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

We believe that the rents we receive meet all of these conditions.

However, commencing with our taxable year beginning January 1, 2005, these relief provisions have been modified, as follows: If we fail to satisfy one or both of the gross income tests, such failure must be due to reasonable cause and not due to willful neglect, and, following our identification of such failure for any taxable year, we must set forth a description of each item of our gross income that satisfied the REIT gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the U.S. Department of Treasury.

We cannot predict whether in any relevant circumstance we would qualify for the relief provisions referenced above. If the relief provisions referenced above do not apply to the relevant circumstance, we would fail to qualify as a REIT. In addition, as discussed above in “Taxation of our Company as a REIT,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

We believe that we have satisfied the gross income tests described above for REIT qualification and will endeavor to manage our income and operations to continue to satisfy such gross income tests. Despite our efforts to continue to satisfy the gross income tests for REIT qualification, we may not always be able to maintain compliance with such gross income tests.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy certain asset tests at the end of each quarter of each taxable year as hereinafter described. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	shares in other REITs; and

•
investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt featuring at least a five-year term.

Furthermore, not more than 25% of the value of our total assets may be securities other than securities in the 75% asset class described above.

Also, except for (i) securities in the 75% asset class, (ii) securities in a TRS or qualified REIT subsidiary, (iii) certain partnership interests, and (iv) for purposes of the 10% value asset test described in the third bullet below, certain straight debt obligations:

•	no more than 5% of the value of our total assets may be represented by securities of any one issuer;

•	we may not own securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer;

•	we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer; and

•	no more than 20% (25% for our 2009 taxable year and thereafter) of the value of our total assets may be represented by securities of one or more TRSs.

We believe that we have satisfied and will be able to satisfy the asset test for each calendar quarter. We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests.

After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. In addition, if we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Commencing with our taxable year beginning January 1, 2005, in the event that we violate the 5% value test or the 10% vote or value tests described above at the end of any calendar quarter, we will not lose our REIT status if (i) the failure does not exceed the lesser of 1% of our assets or $10 million and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter during which the failure is identified. If we fail any of the other asset tests or our failure of the 5% or 10% asset test is in excess of the amount described in the preceding sentence, as long as the failure was due to reasonable cause and not willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise comply with such asset tests within six months after the last day of the quarter during which the failure is identified and (ii) pay a tax equal to the greater of $50,000 or the highest federal corporate tax rate multiplied by the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests; provided that we file a schedule for such quarter describing each asset that causes us to fail to satisfy the asset test in accordance with the regulations prescribed by the U.S. Department of Treasury. Although we plan to take steps to ensure that we satisfy the various asset tests for any quarter in which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with these asset tests, we would fail to qualify as a REIT.

In taxable years beginning after December 31, 2001, REITs are permitted to own up to 100% of the stock of one or more TRSs. TRSs can perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities, as well as provide services to our tenants. Should such an entity be organized, we and the relevant subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS itself. The deductibility of interest paid or accrued by a TRS to us is limited to assure that the TRS is subject to an appropriate level of corporate taxation. Further, there is a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We may not own more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. As noted above, no more than 20% (25% for our 2009 taxable year and thereafter) of our assets can consist of securities of TRSs.  As described above, we currently own stock in one TRS.

Distribution Requirements

We must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and excluding net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We are generally required to distribute income in the taxable year in which it is earned, or in the following taxable year. If dividend distributions are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year, such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return and paid on or before our first regular dividend payment following such declaration, provided such payment is made during the twelve-month period following the close of such taxable year. Such distributions are taxable to holders of shares in the year in which paid, even though they relate to our prior year for purposes of our 90% distribution requirement.

We will pay U.S. federal income tax at the applicable corporate tax rates on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three-months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain net income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable U.S. Shareholders,” below. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the foregoing annual distribution requirements.

It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the above distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of that income and the deduction of such expenses in arriving at our REIT taxable income. If these timing differences occur, we may need to incur short-term, or possibly long-term, borrowings in order to meet the REIT distribution requirements.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request information from our shareholders on an annual basis designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with these requirements.

Excess Inclusion Income

If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a “taxable mortgage pool” for federal income tax purposes. If all or a portion of our Company is considered a taxable mortgage pool, our status as a REIT generally should not be impaired; however, a portion of our taxable income may be characterized as “excess inclusion income” and allocated to our shareholders. In addition, if we hold residual interests in real estate mortgage conduits, a portion of our taxable income may be characterized as “excess inclusion income” and allocated to our shareholders. Any excess inclusion income:

•	Could not be offset by unrelated net operating loses of a shareholder;

•	Would be subject to tax as “unrelated business taxable income” to a tax-exempt shareholder;

•
Would be subject to the application of federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. shareholders; and

•
Would be taxable (at the highest corporate tax rate) to us, rather than our shareholders, to the extent allocable to our shares held by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

Failure to Qualify

If we fail to qualify as a REIT in any taxable year, and no relief provision is available, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, and possibly increased state and local tax, on our taxable income at regular corporate rates. Such taxation would reduce the cash available for distribution by us to our shareholders. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct distributions paid to shareholders. Moreover, we would not be required to distribute any amounts to shareholders in that year. In such event, distributions to our shareholders will be subject to tax to the extent of our current and accumulated earnings and profits (which may be subject to tax at preferential rates) and corporate shareholders may be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Commencing with our taxable year beginning January 1, 2005, if we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT (other than violations of the REIT gross income or asset tests, described above, for which other specific cure provisions are available), we will be granted relief if (i) the violation is due to reasonable cause and not willful neglect, and (ii) we pay a penalty of $50,000 for each failure to satisfy the provision. We cannot predict whether, under any applicable circumstances, we would qualify for any available statutory relief if we ever fail to qualify as a REIT.

Taxation of Taxable U.S. Shareholders

When using the term “U.S. shareholder,” we mean a holder of our common shares or our preferred shares (which are referred to collectively herein as our shares) that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.,

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the U.S. or of a political subdivision of the U.S.,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•
any trust with respect to which a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

If an entity taxed as a partnership for U.S. federal income tax purposes holds our shares, the tax treatment of any partner or member of such entity will generally depend upon the status of such partner or member and the activities of such entity. If you are a partner or member of an entity taxed as a partnership for U.S. federal income tax purposes that holds our shares, you should consult with your own tax advisor regarding the consequences of the ownership and disposition of our shares.

As long as we qualify as a REIT, distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain must be taken into account by a taxable U.S. shareholders as ordinary income. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to dividends on outstanding preferred shares (if any) and then to dividends on our outstanding common shares. Provided we qualify as a REIT, a corporate U.S. shareholder will not qualify for the dividends received deduction generally available to corporations with respect to such distributions. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates, currently up to 15% through 2010, applicable to individual U.S. shareholders who receive dividends from taxable “C” corporations. Provided certain holding period requirements are met with respect to the dividend-paying shares, an exception applies, however, and individual U.S. shareholders are taxed at such preferential qualified dividend income rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (i) “REIT taxable income” that the REIT previously retained in the prior year, and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable domestic C corporations, taxable REIT subsidiaries (TRS) and certain foreign corporations, or (iii) income from sales of appreciated property acquired from “C” corporations in carryover basis transactions that has been subject to tax.

A U.S. shareholder will not incur tax on a distribution with respect to such shareholder’s shares in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted tax basis that such shareholder has in our shares. Instead, the distribution will reduce the adjusted tax basis of the shares in the U.S. shareholder’s hands. A U.S. shareholder will recognize and pay tax on a distribution in excess of both our current and accumulated earnings and profits and such shareholder’s adjusted tax basis in his, her or its shares as long-term capital gain (or short-term capital gain if the shares have been held by the shareholder for one year or less) assuming the shares are a capital asset in the hands of the U.S. shareholder.

A U.S. shareholder generally will recognize and be taxed on distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held his, her or its shares. Long-term capital gains are generally taxable at maximum federal tax rates of 15% (through 2010) in the case of U.S. shareholders who are individuals and 35% for corporations, however, capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for U.S. shareholders who are individuals, to the extent of previously claimed depreciation deductions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net long-term capital gain. If this election is made, we would pay tax on such retained capital gains and a U.S. shareholder would be taxed on his, her or its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would, however, receive a credit or refund for his, her or its proportionate share of the tax we paid with respect to such retained capital gains. The U.S. shareholder would increase the basis in his, her or its shares by the amount of such shareholder’s proportionate share of our undistributed long-term capital gain, minus such shareholder’s share of the tax we paid with respect to such retained capital gains.

Dividends that we declare in October, November or December of any year and actually pay to you during January of the following year generally are treated as if we had paid, and you had received such dividends, on December 31 of the calendar year and not on the date actually paid or received. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the applicable U.S. federal income tax laws, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses” against such income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations.

Taxation of U.S. Shareholders on the Disposition of Shares

In general, a U.S. shareholder who sells or otherwise disposes of his, her or its shares will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on the sale or other disposition, and (ii) such shareholder’s adjusted tax basis in such shares. In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of our shares will, pursuant to current U.S. federal income tax laws, be subject to a maximum federal income tax rate of 15% for taxable years through 2010, if the shares are held for more than 12 months, and at ordinary income rates (of up to 35% through 2010) if the shares are held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a U.S. shareholder upon the disposition of our shares, if held for more than one year at the time of disposition, will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss incurred upon a sale or exchange of shares by a U.S. shareholder who has held the shares for six months or less, after applying the holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. shareholder as long-term capital gain.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•
provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number or social security number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of certain withholding rules as applied to non-U.S. shareholders, see “Taxation of Non-U.S. Shareholders,” below.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income. Based on that ruling, provided that a tax-exempt U.S. shareholder has not held its shares as “debt financed property” (within the meaning of the U.S. federal income tax laws), the shares are not otherwise used in an unrelated trade or business and the REIT has not incurred any “excess inclusion income,” as described above, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. If, however, a tax-exempt shareholder were to finance its acquisition of our shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives as unrelated business taxable income. Such percentage is equal to the gross income we would be deemed to derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our shares; or

•	a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. WE URGE PROSPECTIVE NON-U.S. SHAREHOLDERS TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF U.S. FEDERAL, STATE, AND LOCAL INCOME TAX LAWS (AS WELL AS THE TAX LAWS OF THEIR HOME JURISDICTIONS) ON OWNERSHIP OF OUR SECURITIES, INCLUDING ANY REPORTING REQUIREMENTS.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with us, or

•	the non-U.S. shareholder files the required form with us claiming that the distribution is effectively connected income.

Any portion of a dividend paid by us to a non-U.S. shareholder that is treated as excess inclusion income from a REMIC will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if U.S. Department of Treasury regulations are issued allocating our excess inclusion income (if any) from taxable mortgage pools among our shareholders, some percentage of our dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-U.S. shareholders.

A non-U.S. shareholder will not incur tax on a distribution with respect to such shareholder’s shares that is in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of such shareholder’s shares. Instead, the distribution will reduce the adjusted basis of such non-U.S. shareholder in those shares. A non-U.S. shareholder will be subject to tax on a distribution with respect to such shareholder’s shares that exceeds both our current and accumulated earnings and profits and the adjusted basis of such shareholder’s shares if such shareholder otherwise would be subject to tax on gain from the sale or disposition of his, her or its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution, in fact, exceeded our current and accumulated earnings and profits.

We also may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the U.S. federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in U.S. real property (but generally does not include mortgage loans) and shares in corporations at least 50% of whose assets consists of interests in U.S. real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on the distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution to a non-U.S. shareholder that we could designate as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder’s FIRPTA tax liability and, to the extent it exceeds such non-U.S. shareholder’s tax liability, will be refundable. Commencing with our taxable year beginning January 1, 2005, any capital gain dividend with respect to our shares will not be subject to FIRPTA, and therefore will not be subject to the 35% withholding tax if the non-U.S. shareholder does not own more than 5% of our shares at any time during the taxable year and our shares are regularly traded on an established securities market located in the United States. Instead, any capital gain dividend paid to such a non-U.S. shareholder will be treated as an ordinary dividend distribution (generally subject to withholding at a rate of 30% unless a reduced treaty withholding rate applies).

A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares. We cannot assure you that that test will be met at all times or at any specific time. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our shares at all times during a specified testing period will not incur tax under FIRPTA if the shares are “regularly traded” on an established securities market. If the gain on the sale of our shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•
the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same tax treatment as U.S. shareholders with respect to such gain, or

•
the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

State and Local Taxes

We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

Possible Legislation or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our shareholders. It cannot be predicted whether, when, in what forms or with what effective dates, the tax law applicable to us or our shareholders will be changed.

IMPORTANCE OF OBTAINING PROFESSIONAL TAX ADVICE

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY. TAX CONSEQUENCES MAY VARY BASED UPON THE PARTICULAR CIRCUMSTANCES OF EACH INVESTOR. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND APPLICABLE FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN OUR SECURITIES.

PLAN OF DISTRIBUTION

These securities may be sold directly by us, through dealers or agents designated from time to time, or to or through underwriters or may be sold directly by us for consideration consisting of goods and property, including real property, or through a combination of these methods.  The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, our net proceeds, any underwriting discounts and other items constituting underwriters' compensation, public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.  These securities may also be offered by us to our shareholders in lieu of dividends.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement.  If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement.  If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.  Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals.  The dealers may resell the securities to the public at varying prices, which they determine at the time of resale.  The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate.  If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement.  Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein.  In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements.  The terms of any indemnification provisions will be set forth in a prospectus supplement.  Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date.  We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors.  The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery.  The underwriters and other agents will not be responsible for the validity or performance of contracts.

Any common shares of beneficial interest sold pursuant to a prospectus supplement will be eligible for trading on the New York Stock Exchange, subject to official notice of issuance.  Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

The validity of the common shares offered pursuant to this prospectus will be passed upon by Sonnenschein Nath & Rosenthal LLP.

EXPERTS

 The consolidated financial statements of BRT Realty Trust and Subsidiaries appearing in BRT Realty Trust’s Annual Report (Form 10-K) for the year ended September 30, 2008 (including schedules appearing therein), and the effectiveness of BRT Realty Trust and Subsidiaries’ internal control over financial reporting as of September 30, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable in connection with the sale and distribution of the common shares registered hereby.  All amounts other than the SEC registration fee are estimated.

SEC Registration Fee	$2,790
Accounting Fees	$25,000
Legal Fees and Disbursements	$30,000
Printing Fees	$10,000
Miscellaneous	$2,210

Total:	$70,000

Item 15. Indemnification of Officers and Directors.

Our declaration of trust provides that we will indemnify and hold harmless our trustees, officers, employees and agents (each, an “Indemnified Party”) against expense or liability, including attorneys’ fees reasonably incurred, in connection with the defense or disposition of any action, suit or proceeding in which they may be involved or which they may be threatened because of being or having been our trustees, officers, employees or agents; provided, that, (1) the majority of independent trustees determine, or independent legal counsel provides an opinion, that the Indemnified Party acted in good faith, (2) such liability or loss was not the result of bad faith, reckless disregard, negligence or misconduct on the part of the Indemnified Party and (3) such indemnification or agreement to hold harmless is recoverable only out of our assets and not from our shareholders.

We purchased and maintain insurance on behalf of our trustees and officers against liability asserted against such trustees and officers in their capacities as such.

Section 67 of Chapter 156B of the Massachusetts General Laws provides that indemnification of directors and officers may be provided to the extent specified or authorized by the articles of organization or bylaws, provided that no indemnification may be provided with respect to any matter as to which the director or officer shall have been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the company.

Item 16. Exhibits.

See the index to exhibits, which is incorporated herein by reference.

Item 17. Undertakings.

(A)           The undersigned registrant hereby undertakes:

(1)	To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York on July 14, 2009.

BRT REALTY TRUST, Registrant

By:	/s/ Jeffrey A. Gould
Jeffrey A. Gould
President, Chief Executive Officer and Trustee

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Mark H. Lundy and Simeon Brinberg, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on July 14, 2009.

(Signature)	(Title)

/s/ Fredric H. Gould	Chairman of the Board of Directors
Fredric H. Gould

/s/ Jeffrey A. Gould	President, Chief Executive Officer and Trustee (principal executive officer)
Jeffrey A. Gould

/s/ Kenneth Bernstein	Trustee
Kenneth Bernstein

/s/ Alan Ginsburg	Trustee
Alan Ginsburg

/s/ Louis C. Grassi	Trustee
Louis C. Grassi

/s/ Matthew J. Gould	Trustee
Matthew J. Gould

/s/ Gary Hurand	Trustee
Gary Hurand

/s/ Jeffrey Rubin	Trustee
Jeffrey Rubin

/s/ Jonathan Simon	Trustee
Jonathan Simon

/s/ Elie Weiss	Trustee
Elie Weiss

/s/ George E. Zweier	Chief Financial Officer, Vice President (Principal Financial and Accounting Officer)
George E. Zweier

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

3.1	Third Amended and Restated Declaration of Trust (incorporated by reference to Exhibit 3.1 to the Form 10-K of BRT Realty Trust for the year ended September 30, 2005).

3.2	By-laws of BRT Realty Trust, formerly known as Berg Enterprise Realty Group (incorporated by reference to Exhibit 3.2 to the Form 10-K of BRT Realty Trust for the year ended September 30, 2005).

3.3	Amendment to By-laws, dated December 10, 2007 (incorporated by reference to Exhibit 3.1 to the Form 8-K of BRT Realty Trust filed December 11, 2007).

4.1
Junior Subordinated Indenture, dated as of May 26, 2009, between BRT Realty Trust and The Bank of New York Mellon (incorporated by reference to Exhibit 4.1 to the Form 8-K of BRT Realty Trust filed June 1, 2009).

5.1	Opinion of Sonnenschein Nath & Rosenthal LLP *

8.1	Tax Opinion of Sonnenschein Nath & Rosenthal LLP *

10.1
Amended and Restated Advisory Agreement, effective as of January 1, 2007, between BRT Realty Trust and REIT Management Corp. (incorporated by reference to Exhibit 10.1 to the Form 8-K of BRT Realty Trust filed November 27, 2006).

10.2
Shared Services Agreement, dated as of January 1, 2002, by and among Gould Investors L.P., BRT Realty Trust, One Liberty Properties, Inc., Majestic Property Management Corp., Majestic Property Affiliates, Inc. and REIT Management Corp. (incorporated by reference to Exhibit 10.2 to the Form 10-K of BRT Realty Trust filed December 11, 2008).

10.3
Limited Liability Company Agreement of BRT Funding LLC, dated as of November 2, 2006, by and among BRT Funding LLC, CIT Capital USA, Inc. and BRT Joint Venture No. 1 LLC (incorporated by reference to Exhibit 1 to the Form 8-K of BRT Realty Trust filed November 8, 2006).

10.4
Exchange Agreement, dated as of May 26, 2009, by and among BRT Realty Trust and Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding V, Ltd., and Taberna Preferred Funding VI, Ltd. (incorporated by reference to Exhibit 10.1 to the Form 8-K of BRT Realty Trust filed June 1, 2009).

23.1	Consent of Sonnenschein Nath & Rosenthal LLP (to be included in its opinion filed as Exhibits 5.1 and 8.1 hereto). *

23.2	Consent of Ernst & Young LLP, independent registered public accountants. *

24.1	Powers of Attorney *

*    Filed herewith.